Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1997 Stock Option Plan, as amended, Amended and Restated 2015 Equity Incentive Plan and 2016 Employee Stock Purchase Plan of Senseonics Holdings, Inc. of our report dated February 16, 2016, with respect to the consolidated financial statements of Senseonics Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
April 4, 2016